Exhibit 3.2

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT.

FIRST AMENDED AND RESTATED PROMISSORY NOTE

$150,000.00	Issue Date: February 15, 2018
As Amended March 3, 2023

FOR VALUE RECEIVED, the undersigned, Code Green Apparel Corp., a Nevada corporation (“Maker”), promises, pursuant to the terms of this First Amended and Restated Promissory Note (the “Note”), to pay to George J. Powell III (“Payee”) (Payee and any subsequent holders hereof are hereinafter referred to collectively as “Holder”), at such place, or places, as Holder may designate to Maker in writing from time to time, the sum of One Hundred Fifty Thousand and no/100 Dollars ($150,000.00), together with interest at eight percent (8%) per annum from the Issue Date hereof, on March 3, 2024 (the “Maturity Date”), as set forth herein.

The principal and accrued interest amounts hereunder may be prepaid in whole or in part prior to any demand, at any time and from time to time, without premium or penalty.

The following terms shall apply to this Note:

1. Security. This Note shall not be secured by any collateral or any assets pledged to Holder.

2. Payments. The principal and interest hereunder shall be due and payable, as follows:

(a) $25,000 of the principal (the “Cash Payment Amount”) shall be payable, in immediately available funds, on or before the fifth day immediately following the date on which Maker obtains the first $100,000 in proceeds from sales of Maker’s common stock (the “Common Stock”) made pursuant to Maker’s first-qualified Offering Statement (the “Offering Statement”) pursuant to Regulation A under the Securities Act of 1933, as amended (the “1933 Act”);

(b) All unpaid principal and interest in excess of the Cash Payment Amount (the “Stock Payment Amount”) shall be payable by the conversion of the Stock Payment Amount into shares of Common Stock, in accordance with the terms of Section 3; and

(c) in any event, should Maker have failed to obtain qualification of the Offering Statement, any and all remaining unpaid principal and interest shall be due on March 3, 2024, and shall be payable in cash.

3. Conversion Rights.

3.1 Voluntary Conversion. Holder shall have the right from time to time, and at any time on or following the Issue Date, to convert all or any part of the outstanding and unpaid principal and interest amounts of this Note, including the Cash Payment Amount, into fully paid and non-assessable shares of Common Stock, as such Common Stock exists on the Issue Date, or any shares of capital stock or other securities of Maker into which such Common Stock shall hereafter be changed or reclassified at the Conversion Price (as defined below) determined as provided herein (a “Conversion”); provided, however, that, in no event, shall Holder be entitled to convert any portion of this Note in excess of that portion of this Note upon conversion of which the sum of (1) the number of shares of Common Stock beneficially owned by Holder and Holder’s affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of the Note or the unexercised or unconverted portion of any other security of Maker subject to a limitation on conversion or exercise analogous to the limitations contained herein) and (2) the number of shares of Common Stock issuable upon the conversion of the portion of this Note with respect to which the determination of this proviso is being made, would result in beneficial ownership by Holder and Holder’s affiliates of more than 4.99% of the outstanding shares of Common Stock. For purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Regulations 13D-G thereunder, except as otherwise provided in clause (1) of such proviso; provided, further, however, that the limitations on conversion may be waived by Holder (up to a maximum of 9.99%) upon, at the election of Holder, not less than 61 days’ prior notice to Maker, and the provisions of the conversion limitation shall continue to apply until such 61st day (or such later date, as determined by Holder, as may be specified in such notice of waiver).

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The number of shares of Common Stock to be issued upon each conversion of this Note shall be determined by dividing the Conversion Amount (as defined below) by the applicable Conversion Price then in effect on the date specified in the notice of conversion, in the form attached hereto as Exhibit A (the “Notice of Conversion”), delivered to Maker by Holder in accordance with Section 1.4 below; provided that the Notice of Conversion is submitted by facsimile or e-mail (or by other means resulting in, or reasonably expected to result in, notice) to Maker before 11:59 p.m., New York, New York time on such conversion date (the “Conversion Date”). The term “Conversion Amount” means, with respect to any conversion of this Note, the sum of (1) the principal amount of this Note to be converted in such conversion plus (2) accrued and unpaid interest, if any, on such principal amount at the interest rates provided in this Note to the Conversion Date.

3.2 Right to Qualification. Holder shall have the right, which may be exercised at Holder’s sole discretion, to convert any amount due under this Note, including the Cash Payment Amount, into shares common stock qualified in the Offering Statement. The number of shares to be issued upon such conversion shall be in accordance with Section 3.3 of this Note. In conjunction with the rights granted to Holder under this Section 3.2, Maker shall qualify and allocate a sufficient number of shares of Common Stock in the Offering Statement to repay the remaining balance under the Note in full, including the Cash Payment Amount.

3.3 Conversion Price. The Conversion Price shall be equal to then-current offering price of the Offering Statement.

3.4 Mandatory Conversion. If, on the 120th day immediately following the date of qualification of the Offering Statement, there remains unpaid principal and/or interest under this Note, then all such remaining unpaid principal and/or interest shall be, ipso facto, converted (the “Mandatory Conversion”) into shares of the Company’s common stock qualified in the Offering Statement. In connection with the Mandatory Conversion, Maker shall, as promptly as is practicable, issue and deliver to Holder that number of shares of Common Stock due to Holder, all of such shares of Common Stock having been qualified in the Offering Statement.

3.5 Method of Conversion.

(a) Mechanics of Conversion. As set forth in Section 3.1 hereof, at any time, the balance due pursuant to this Note, including the Cash Payment Amount, may be converted by Holder in whole or in part at any time from time to time after the Issue Date, by (1) submitting to Maker a Notice of Conversion (by facsimile, e-mail or other reasonable means of communication dispatched on the Conversion Date prior to 6:00 p.m., New York, New York, time) and (2) subject to Section 3.5(b), surrendering this Note at the principal office of Maker (upon payment in full of any amounts owed hereunder).

Should Holder elect to convert all or any amount of this Note into shares of Common Stock qualified in the Offering Statement, then, in addition to a Notice of Conversion, Holder shall deliver to Borrower, for countersignature, a completed and duly executed subscription agreement in the form associated with the Offering Statement. Upon receipt of such subscription agreement from Holder, Borrower shall deliver to its transfer agent an opinion of counsel sufficient for the conversion shares that are the subject of the relevant Notice of Conversion to be issued as “free trading” pursuant to Regulation A of the 1933 Act.

(b) Surrender of Note Upon Conversion. Notwithstanding anything to the contrary set forth herein, upon conversion of this Note in accordance with the terms hereof, Holder shall not be required to physically surrender this Note to Maker, unless the entire unpaid principal amount of this Note is so converted. Holder and Maker shall maintain records showing the principal amount so converted and the dates of such conversions or shall use such other method, reasonably satisfactory to Holder and Maker, so as not to require physical surrender of this Note upon each such conversion.

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(c) Delivery of Common Stock Upon Conversion. Upon receipt by Maker from Holder of a facsimile transmission or e-mail (or other reasonable means of communication) of a Notice of Conversion meeting the requirements for conversion as provided in this Section 3.5, Maker shall issue and deliver or cause to be issued and delivered to or upon the order of Holder certificates for the Common Stock issuable upon such conversion within three (3) business days after such receipt (the “Deadline”) (and, solely in the case of conversion of the entire unpaid principal amount hereof, surrender of this Note) in accordance with the terms hereof and the Purchase Agreement. Upon receipt by Maker of a Notice of Conversion, Holder shall be deemed to be the holder of record of the Common Stock issuable upon such conversion, the outstanding principal amount and the amount of accrued and unpaid interest on this Note shall be reduced to reflect such conversion, and, unless Maker defaults on its obligations hereunder, all rights with respect to the portion of this Note being so converted shall forthwith terminate except the right to receive the Common Stock or other securities, cash or other assets, as herein provided, on such conversion. If Holder shall have given a Notice of Conversion as provided herein, Maker’s obligation to issue and deliver the certificates for Common Stock shall be absolute and unconditional, irrespective of the absence of any action by Holder to enforce the same, any waiver or consent with respect to any provision thereof, the recovery of any judgment against any person or any action to enforce the same, any failure or delay in the enforcement of any other obligation of Maker to the holder of record, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by Holder of any obligation to Maker, and irrespective of any other circumstance which might otherwise limit such obligation of Maker to Holder in connection with such conversion.

(d) Delivery of Common Stock by Electronic Transfer. In lieu of delivering physical certificates representing the Common Stock issuable upon conversion, provided Maker is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer (“FAST”) program, upon request of Holder and its compliance with the provisions set forth herein, Maker shall use its best efforts to cause its transfer agent to electronically transmit the Common Stock issuable upon conversion to Holder by crediting the account of Holder’s Prime Broker with DTC through its Deposit and Withdrawal at Custodian (“DWAC”) system.

(e) Failure to Deliver Common Stock Prior to Deadline. Without in any way limiting Holder’s right to pursue other remedies, including actual damages and/or equitable relief, the parties agree that if delivery of the Common Stock issuable upon conversion of this Note is not delivered by the Deadline due to action and/or inaction of Maker, Maker shall pay to Holder $250 per day in cash, for each day beyond the Deadline that Maker fails to deliver such Common Stock (the “Fail to Deliver Fee”); provided; however that the Fail to Deliver Fee shall not be due if the failure is a result of a third party (i.e., transfer agent; and not the result of any failure to pay such transfer agent) despite the best efforts of Maker to effect delivery of such Common Stock. Such cash amount shall be paid to Holder by the fifth day of the month following the month in which it has accrued or, at the option of Holder (by written notice to Maker by the first day of the month following the month in which it has accrued), shall be added to the principal amount of this Note, in which event interest shall accrue thereon in accordance with the terms of this Note and such additional principal amount shall be convertible into Common Stock in accordance with the terms of this Note. Maker agrees that the right to convert is a valuable right to Holder. The damages resulting from a failure, attempt to frustrate, interference with such conversion right are difficult if not impossible to qualify. Accordingly, the parties acknowledge that the liquidated damages provision contained in this Section 3.5(e) are justified.

3.6 Concerning the Shares. The shares of Common Stock issuable upon conversion of this Note may not be sold or transferred, unless: (a) such shares are sold pursuant to an effective registration statement under the Act; or (b) Maker or its transfer agent shall have been furnished with an opinion of counsel (which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that the shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration (such as Rule 144 or a successor rule (“Rule 144”) or Regulation A); or (c) such shares are transferred to an “affiliate” (as defined in Rule 144) of Maker who agrees to sell or otherwise transfer the shares only in accordance with this Section 3.6 and who is an Accredited Investor (as defined in Rule 501(a)).

Any restrictive legend on certificates representing shares of Common Stock issuable upon conversion of this Note shall be removed and Maker shall issue to Holder a new certificate therefore free of any transfer legend if Maker or its transfer agent shall have received an opinion of counsel from Holder’s counsel, in form, substance and scope customary for opinions of counsel in comparable transactions, to the effect that (d) a public sale or transfer of such Common Stock may be made without registration under the Act, which opinion shall be accepted by Maker so that the sale or transfer is effected; or (e) in the case of the Common Stock issuable upon conversion of this Note, such security is registered for sale by Holder under an effective registration statement filed under the Act; or otherwise may be sold pursuant to an exemption from registration. In the event that Maker does not reasonably accept the opinion of counsel provided by Holder with respect to the transfer of Securities pursuant to an exemption from registration (such as Rule 144 or Regulation A), it will be considered an Event of Default pursuant to this Note.

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3.7 Effect of Certain Events.

(a) Adjustment Due to Merger, Consolidation, Etc. If, at any time when this Note is issued and outstanding and prior to conversion of all of this Note, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which shares of Common Stock of Maker shall be changed into the same or a different number of shares of another class or classes of stock or securities of Maker or another entity, or in case of any sale or conveyance of all or substantially all of the assets of Maker other than in connection with a plan of complete liquidation of Maker, then Holder of this Note shall thereafter have the right to receive upon conversion of this Note, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such stock, securities or assets which Holder would have been entitled to receive in such transaction had this Note been converted in full immediately prior to such transaction (without regard to any limitations on conversion set forth herein), and in any such case appropriate provisions shall be made with respect to the rights and interests of Holder of this Note to the end that the provisions hereof (including, without limitation, provisions for adjustment of the Conversion Price and of the number of shares issuable upon conversion of the Note) shall thereafter be applicable, as nearly as may be practicable in relation to any securities or assets thereafter deliverable upon the conversion hereof. Maker shall not affect any transaction described in this Section 3.7(a) unless (a) it first gives, to the extent practicable, ten (10) days prior written notice (but in any event at least five (5) days prior written notice) of the record date of the special meeting of shareholders to approve, or if there is no such record date, the consummation of, such merger, consolidation, exchange of shares, recapitalization, reorganization or other similar event or sale of assets (during which time Holder shall be entitled to convert this Note) and (b) the resulting successor or acquiring entity (if not Maker) assumes by written instrument the obligations of this Note. The above provisions shall similarly apply to successive consolidations, mergers, sales, transfers or share exchanges.

(b) Adjustment Due to Distribution. If Maker shall declare or make any distribution of its assets (or rights to acquire its assets) to holders of Common Stock as a dividend, stock repurchase, by way of return of capital or otherwise (including any dividend or distribution to Maker’s shareholders in cash or shares (or rights to acquire shares) of capital stock of a subsidiary (i.e., a spin-off)) (a “Distribution”), then Holder of this Note shall be entitled, upon any conversion of this Note after the date of record for determining shareholders entitled to such Distribution, to receive the amount of such assets which would have been payable to Holder with respect to the shares of Common Stock issuable upon such conversion had such Holder been the holder of such shares of Common Stock on the record date for the determination of shareholders entitled to such Distribution.

4 Miscellaneous.

4.1 Failure or Indulgence Not Waiver. No failure or delay on the part of Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privileges. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

4.2 Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

If to Maker:	Code Green Apparel Corp. 32051 E. Nine Drive Laguna Niguel, California 92677

If to Holder:	George J. Powell III 32051 E. Nine Drive Laguna Niguel, California 92677

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4.3 Amendments. This Note and any provision hereof may only be amended by an instrument in writing signed by Maker and Holder. The term “Note” and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, and as later amended or supplemented, then as so amended or supplemented.

4.4 Assignability. This Note shall be binding upon Maker and its successors and assigns, and shall inure to be the benefit of Holder and its successors and assigns. Each transferee of this Note must be an “accredited investor” (as defined in Rule 501(a) of the Securities and Exchange Commission). Notwithstanding anything in this Note to the contrary, this Note may be pledged as collateral in connection with a bona fide margin account or other lending arrangement; and may be assigned by Holder without the consent of Maker.

4.5 Cost of Collection. If default is made in the payment of this Note, Maker shall pay Holder hereof costs of collection, including reasonable attorneys’ fees.

4.6 Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Texas without regard to principles of conflicts of laws. Any action brought by either party against the other concerning the transactions contemplated by this Note shall be brought only in the state courts of Texas or in the federal courts located in Austin, Texas. The parties to this Note hereby irrevocably waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. Maker and Holder waive trial by jury. The prevailing party shall be entitled to recover from the other party its reasonable attorney’s fees and costs. In the event that any provision of this Note or any other agreement delivered in connection herewith is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of any agreement. Each party hereby irrevocably waives personal service of process and consents to process being served in any suit, action or proceeding in connection with this Note, any agreement or any other document delivered in connection with this Note by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

4.7 Purchase Agreement. By its acceptance of this Note, each party agrees to be bound by the applicable terms of the Purchase Agreement.

4.8 Remedies. Maker acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to Holder, by vitiating the intent and purpose of the transaction contemplated hereby. Accordingly, Maker acknowledges that the remedy at law for a breach of its obligations under this Note will be inadequate and agrees, in the event of a breach or threatened breach by Maker of the provisions of this Note, that Holder shall be entitled, in addition to all other available remedies at law or in equity, and in addition to the penalties assessable herein, to an injunction or injunctions restraining, preventing or curing any breach of this Note and to enforce specifically the terms and provisions thereof, without the necessity of showing economic loss and without any bond or other security being required.

CODE GREEN APPAREL CORP.

By:	/s/ Caren Currier
Caren Currier
Chief Executive Officer

AGREED:

/s/ George J. Powell III
George J. Powell III

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EXHIBIT A

FORM OF NOTICE OF CONVERSION

The undersigned hereby elects to convert $ principal amount and $________ in accrued interest of the Note (defined below) into that number of shares of Common Stock to be issued pursuant to the conversion of the Note (“Common Stock”) as set forth below, of Code Green Apparel Corp., a Nevada corporation (the “Maker”) according to the conditions of the Note of the Maker dated as of March 3, 2023 (the “Note”), as of the date written below. No fee will be charged to the Holder for any conversion, except for transfer taxes, if any.

Box Checked as to applicable instructions:

☐	The Maker shall electronically transmit the Common Stock issuable pursuant to this Notice of Conversion to the account of the undersigned or its nominee with DTC through its Deposit Withdrawal Agent Commission system (“DWAC Transfer”).

Name of DTC Prime Broker: _______________________________________

Account Number: ______________________________________________

☐	The undersigned hereby requests that the Maker issue a certificate or certificates for the number of shares of Common Stock set forth below (which numbers are based on the Holder’s calculation attached hereto) in the name(s) specified immediately below or, if additional space is necessary, on an attachment hereto:

Date of conversion:

Applicable Conversion Price:	$

Number of shares of common stock to be issued pursuant to conversion of the Notes:

Amount of Principal Balance due remaining under the Note after this conversion:

George J. Powell III

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